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Mercury Interactive Corporation Receives Notice From NASDAQ

•	Company’s Stock to be Delisted From The NASDAQ National Market on January 4, 2006

•	Company’s Stock to be Traded on The Pink Sheets Effective January 4, 2006

Mountain View, CALIF, January 3, 2006 – Mercury Interactive Corporation (NASDAQ: MERQE) today announced that its stock will be traded on the Pink Sheets after receiving notification from NASDAQ that the Company’s stock will be delisted from The NASDAQ National Market effective as of the opening of business on January 4, 2006. The Company expects its trading symbol to revert to MERQ effective with the move to the Pink Sheets, beginning on January 4, 2006.

     Mercury is committed to regaining compliance with all NASDAQ filing requirements and obtaining relisting of its common stock on NASDAQ in a timely manner. The Company was advised that the NASDAQ Listing Qualifications Hearing Panel did not believe it has the authority to grant the Company’s request to relist Mercury’s common stock on an expedited basis under The NASDAQ National Market maintenance standards once the Company fulfills its filing requirement and demonstrates compliance with all other initial listing standards for The NASDAQ National Market. The Company may request that the NASDAQ Listing and Hearing Review Council review the Panel’s decision. The Company has not determined at this time whether it will request further review.

     On December 27, 2005, Mercury reported that it had notified NASDAQ that because of the significant volume of work involved in completing its financial restatements the Company would be unable to meet the January 3, 2006 deadline set by NASDAQ for it to be in full compliance with NASDAQ listing requirements. The Company announced that it believes that it has made substantial progress in the completion of its restatement efforts. The Company also stated that it has strong visibility into the required steps to ensure that the Company’s restated financials meet NASDAQ requirements and are thorough, complete and accurate.

Mercury Interactive Corporation Receives Notice From NASDAQ

About Mercury

     Mercury Interactive Corporation (NASDAQ: MERQE), the global leader in business technology optimization (BTO) software, is committed to helping customers optimize the business value of information technology. Founded in 1989, Mercury conducts business worldwide and is one of the largest enterprise software companies today. Mercury provides software and services for IT Governance, Application Delivery, and Application Management. Customers worldwide rely on Mercury offerings to govern the priorities, processes and people of IT and test and manage the quality and performance of business-critical applications. Mercury BTO offerings are complemented by technologies and services from global business partners. For more information, please visit www.mercury.com.

Forward Looking Statements

This press release contains “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 that reflect Mercury’s judgment and involve risks and uncertainties as of the date of this release. These forward looking statements include those related to compliance with the NASDAQ Listing Qualifications Panel requirements, the completion of the restatement of Mercury’s financial statements, the filing of delinquent reports on Forms 10-Q, the delisting of Mercury’s securities and the quotation of Mercury’s securities on the Pink Sheets. Actual events or results may differ materially from the results predicted or from any other forward-looking statements made by, or on behalf of, Mercury and should not be considered as an indication of future events or results. Potential risks and uncertainties include, among other things: 1) the timing of completion of the Company’s review, restatement and filing of its historical financial statements and the filing of its Forms 10-Q for the second and third quarters of fiscal year 2005, 2) the impact of the expensing of stock options and stock purchases under Mercury’s employee stock purchase program pursuant to Financial Accounting Standards Board’s Statement 123 including, without limitation, the impact of the restatement, 3) the impact of the resignations of Amnon Landan, Douglas Smith and Susan Skaer, 4) the possibility that the trustee for Mercury’s Zero Coupon Senior Convertible Notes due 2008 (the 2003 Notes) and 4.75% Convertible Subordinated Notes due 2007 (the 2000 Notes and, together with the 2003 Notes, the Notes) or the holders of at least 25% of the outstanding principal amount of the 2000 or the 2003 Notes may, if the Company does not file its historical financial statements and periodic reports by March 31, 2006, cause acceleration of repayment of the entire principal amount and accrued interest on such Notes, 5) the nature and scope of the ongoing SEC investigation, 6) the risk that the Company will not achieve relisting on The NASDAQ National Market, 7) the effect of any third party litigation arising out of the Special Committee investigation, 8) costs incurred by Mercury in connection with the Special Committee investigation and the SEC investigation, and 9) the additional risks and important factors described in Mercury’s SEC reports, including the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005, which is

Mercury Interactive Corporation Receives Notice From NASDAQ

available at the SEC’s website at http://www.sec.gov. All of the information in this press release is made as of January 3, 2006, and Mercury undertakes no duty to update this information.

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Mercury, Mercury Interactive and the Mercury logo are trademarks of Mercury Interactive Corporation and may be registered in certain jurisdictions. Other product and company names are used herein for identification purposes only, and may be trademarks of their respective companies.

MERCURY INTERACTIVE CORPORATION
379 N. Whisman Road
Mountain View, CA 94043
Tel: (650) 603-5200 Fax: (650) 603-5300

www.mercury.com